Exhibit 4.1

February 19, 2025

Armistice Capital Master Fund Ltd.
c/o Armistice Capital, LLC
510 Madison Avenue, 7th Floor
New York, NY 10022

Re:   Reload Offer of Ordinary Share Purchase Warrants

To Whom It May Concern:

SuperCom Ltd., an Israeli corporation (the “Company”), is pleased to offer to you the opportunity to receive new purchase warrants of the Company in consideration for the full exercise of certain purchase warrants currently held by you (the “Holder”) as set forth on Annex A attached hereto (the “Existing Warrants”). The ordinary shares, par value NIS 50 per share (the “Ordinary Shares”), underlying 931,099 of the Existing Warrants issued on the dates as set forth on Annex A attached hereto (the “Existing Warrant Shares”) have been registered for resale pursuant to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-279147) (the “Registration Statement”). The Registration Statement is currently effective and, upon exercise of the Existing Warrants, will be effective for the issuance of the Existing Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrants.

In consideration for cash exercising all of the Existing Warrants held by Holder (the “Warrant Exercise”) on or before 9:00 a.m. (New York City time) on February 19, 2025 (the “Modified Exercise Price Term”), the Company hereby offers to issue to you or your designees a new Ordinary Shares Purchase Warrant (the “New Warrants”) to purchase up to a number of Ordinary Shares equal to 75% of the number of Existing Warrant Shares issued pursuant to each Warrant Exercise that occurs solely during the Modified Exercise Price Term, which New Warrants shall be in the form set forth on Annex C attached hereto. The New Warrants will be exercisable at any time sixty (60) days after the date of this letter agreement, have a term of exercise from date of this letter agreement and until May 1, 2029, and have an exercise price equal to $13.50, and will be in the form set forth on Annex C attached hereto. The original New Warrant certificates will be issued and delivered within five (5) Business Days following each Warrant Exercise pursuant to this letter agreement (or a pdf copy of such New Warrant certificates maybe delivered to you by email), provided that such new original New Warrant certificates will not be issued or delivered earlier than March 10, 2025. Notwithstanding anything herein to the contrary, in the event the Warrant Exercise would otherwise cause the Holder to exceed the Beneficial Ownership Limitation set forth in Section 2(e) of the Existing Warrants, as amended by this letter agreement, the Company shall only issue such number of Existing Warrant Shares to the Holder that would not cause the Holder to exceed the maximum number of Existing Warrant Shares permitted thereunder with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the Existing Warrant which shall be deemed prepaid thereafter, and exercised pursuant to a Notice of Exercise in the Existing Warrant (provided no additional exercise price shall be payable).

The Holder may accept this offer by signing this letter below, with such acceptance constituting the Holder’s deemed exercise of the number of Existing Warrants as set forth on the Holder’s signature page attached hereto for an aggregate exercise price as set forth on the Holder’s signature page hereto (the “Aggregate Exercise Price”), and delivery of the Aggregate Exercise Price in readily available funds to the Company on or before 9:00 a.m. (New York City time) on February 19, 2025.

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto. The Holder represents and warrants (i) that, as of the date hereof it is, and on each date on which it exercises any New Warrants it will be, an “accredited investor” as defined in Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”), and agrees that the New Warrants and the Ordinary Shares issuable upon exercise of the New Warrants will contain restrictive legends when issued, and neither the New Warrants nor the Ordinary Shares issuable upon exercise of the New Warrants will be registered under the Securities Act, except as provided in Annex B attached hereto, and (ii) that the New Warrants and the Ordinary Shares issuable upon exercise of the New Warrants will be acquired for such Holder’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

If this offer is accepted and this letter agreement is executed by Holder and delivered to the Company on or before 9:00 a.m. (New York City time) on February 19, 2025, the Company shall (i) file a Report on Form 6-K with the U.S. Securities and Exchange Commission disclosing all material terms of the transactions contemplated hereunder, including this letter agreement as an exhibit thereto, and (ii) file a Prospectus Supplement to the Prospectus dated September 13, 2024 contained in the Registration Statement disclosing the transactions contemplated hereby ((i) and (ii), collectively, the “Required Filings”), in each case on or before 9:30 a.m. (New York City time) on February 19, 2025. Upon the release or filing, as the case may be, of the first of the Required Filings so released or filed by the Company, the Company represents to the Holder that it shall have publicly disclosed all material, non-public information delivered to the Holder by the Company or any of its officers, directors, employees or agents in connection with the transactions contemplated hereby. In addition, effective upon the earliest of the issuance of the Required Filings, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company or any of its officers, directors, agents, employees or Affiliates on the one hand, and the Holder or any of its Affiliates on the other hand, shall terminate. Upon the earliest of the issuance of the Required Filings, the Company represents to the Holder that none of the Company’s directors, officers, employees or agents will provide the Holder with any material, nonpublic information that is not disclosed in the Required Filings.

The Company represents, warrants and covenants that, upon this letter agreement being executed by Holder and delivered to the Company on or before 9:00 a.m. (New York City time) on February 19, 2025, all of the Existing Warrant Shares being exercised shall be delivered electronically through the Depository Trust Company within one (1) Trading Day of the date the Company receives the Aggregate Exercise Price (or, with respect to Ordinary Shares that would otherwise be in excess of the Beneficial Ownership Limitation, within one (1) Business Day of the date the Company is notified by Holder that its ownership is less than the Beneficial Ownership Limitation). Except as set forth herein, the terms of the Existing Warrants, including but not limited to the obligations to deliver the Existing Warrant Shares, shall remain in effect as if the acceptance of this offer was a formal exercise notice under the Existing Warrants.

The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors.

The Holder acknowledges that it has had the opportunity to review the public filings made by the Company with the Commission and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of investing in the Company’s securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this letter agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Existing Warrant Shares.

This letter agreement shall be governed by the laws of the State of New York without regard to the principles of conflicts of law thereof.

***************

To accept this offer, Holder must counter execute this letter agreement and return the fully executed letter agreement to the Company at e-mail: ordan@supercom.com, attention: Ordan Trabelsi, Chief Executive Officer, on or before 9:00 am (New York City time) on February 19, 2025.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

SUPERCOM LTD.

By: /s/ Ordan Trabelsi
Name: Ordan Trabelsi
Title: CEO

Accepted and Agreed to:

Name of Holder: Armistice Capital Master Fund Ltd.

Signature of Authorized Signatory of Holder:   /s/ Steven Boyd

Name of Authorized Signatory: Steven Boyd

Title of Authorized Signatory: Chief Investment Officer of Armistice Capital, LLC, Armistice Capital Master Fund Ltd.’s Investment Manager

Existing Warrant Shares:  931,099

Number of Existing Warrants being exercised contemporaneously with signing this letter:

Aggregate Weighted Average Exercise Price of the Existing Warrants being exercised contemporaneously with signing this letter: $8.847019275

New Warrant Shares: 698,324

New Warrant Purchase Price: $13.50

Beneficial Ownership Limitation New Warrant: 4.99%

Address for Delivery of New Warrant: Armistice Capital, LLC, Attention: Jack Walkovik, 510 Madison Avenue, 7th Floor, New York, NY 10022

DTC Instructions:

The Existing Warrant Shares shall be delivered to the following DWAC Account Number:

Broker Name:

Broker DTC DWAC #:

Broker Contact:

Account #:

ANNEX A

Existing Warrants

Transaction/Warrant Issuance Date	Shares	Strike Price
November 15, 2023	475,291	$ 10.00
April 17, 2024	50,000	$ 8.008
April 18, 2024	405,808	$ 7.60

ANNEX B

Representations, Warranties and Covenants

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder and agrees to the following covenants:

(a)    Registration Statement. The Existing Warrant Shares are registered for resale on the Registration Statements and the Company knows of no reason why such Registration Statements shall not remain effective for the foreseeable future.

(b)    Authorization; Enforcement. The Company will have the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder and thereunder, except for Required Approvals (as defined below). The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby will be duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its shareholders in connection therewith except for Required Approvals. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)    No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s Memorandum of Association, Articles of Association or other organizational or charter documents except for Required Approvals; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected, other than for which a waiver has been obtained by the Company, and except for certain terms in the Company’s Securities Purchase Agreements, each dated as of January 30, 2025 (collectively, the “SPAs”), between the Company and the purchasers identified on the signature pages thereto; or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in (x) a material adverse effect on the legality, validity or enforceability of this Agreement, (y) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or (z) a material adverse effect on the Company's ability to perform in any material respect on a timely basis its obligations under this Agreement.

(d)    Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the transactions contemplated by this agreement, other than: (i) the filings required pursuant to this agreement, (ii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the New Warrants and the listing of the underlying shares for trading thereon in the time and manner required thereby, (iii) the filing of Form D with the Commission and such filings as may be required to be made under applicable state securities laws, (iv) approval by the Company’s stockholders and board of directors to increase the number of Ordinary Shares that the Company is authorized to issue to such number as is sufficient to cover the remaining 144,352 of the Ordinary Shares issuable upon exercise of the 144,352 New Warrants (the “Remaining Warrants” and collectively, the “Company Approvals”), and (v) as maybe required under the SPAs (collectively, the “Required Approvals”). The Company will obtain the Company Approvals as soon as commercially reasonably practical after the date of this letter agreement. The transactions contemplated by this letter agreement shall be deemed to be an Exempt Issuance under the SPA with the Holder.

(e)    Offering Generally. The transactions contemplated under this letter agreement, comply with all rules of the Trading Market. No registration under the Securities Act is required for the offer and sale of the New Warrants by the Company as contemplated hereby. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the New Warrants to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(f)    Issuance of the New Warrants. The issuance of the New Warrants is duly authorized and, upon and subject to the undersigned’s execution of this letter agreement and delivery to the Company on or before 9:00 a.m. (New York City time) on February 19, 2025, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company, and the Ordinary Shares issuable upon exercise of the New Warrant (the “New Warrant Shares”), when issued in accordance with the terms of the New Warrant and this letter agreement, will be validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company. Subject to the Required Approvals, the Company has reserved or will promptly reserve from its duly authorized capital stock a number of Ordinary Shares for issuance of the New Warrant Shares in full.

(g)    Legends and Transfer Restrictions.

(i)     The New Warrant and New Warrant Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of New Warrant or New Warrant Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the undersigned or in connection with a pledge, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred New Warrant and New Warrant Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this letter agreement.

(ii)     The undersigned agrees to the imprinting, so long as is required by this Section (g), of a legend on any of the New Warrant and New Warrant Shares in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that the undersigned may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the New Warrant to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this letter agreement and, if required under the terms of such arrangement, the undersigned may transfer pledged or secured New Warrant to the pledgees or secured parties, provided that the undersigned agrees not to exercise its rights under this Section with respect to the Remaining Warrants until such time as the Company Approvals are obtained. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the undersigned’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of New Warrant may reasonably request in connection with a pledge or transfer of the New Warrant or New Warrant Shares.

(iii)     Certificates evidencing the New Warrant Shares shall not contain any legend (including the legend set forth in Section (g)(ii) hereof), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such New Warrant Shares pursuant to Rule 144, (iii) if such New Warrant Shares are eligible for sale under Rule 144, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to its transfer agent (if required by the transfer agent) and the undersigned (if requested by the undersigned) in connection with the permitted removal of the legend hereunder. If all or any portion of a New Warrant is exercised at a time when there is an effective registration statement to cover the resale of the New Warrant Shares, or if such New Warrant Shares may be sold under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such New Warrant Shares shall be issued free of all legends. The Company agrees that following such time as such legend is no longer required under this Section (g), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by the undersigned to the Company or the Transfer Agent of a certificate representing Warrant Shares, as applicable, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to the undersigned a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section (g). Certificates for New Warrant Shares subject to legend removal hereunder shall be transmitted by the transfer agent to the undersigned by crediting the account of the undersigned’s prime broker with the Depository Trust Company System as directed by the undersigned. “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of a certificate representing Warrant Shares issued with a restrictive legend.

(iv)     In addition to such undersigned’s other available remedies, the Company shall pay to the undersigned, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of New Warrant Shares (based on the VWAP of the Ordinary Shares on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section (g)(iii), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to the undersigned by the Legend Removal Date a certificate representing the Securities so delivered to the Company by such undersigned that is free from all restrictive and other legends and (b) if after the Legend Removal Date such undersigned purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by such undersigned of all or any portion of the number of Ordinary Shares, or a sale of a number of Ordinary Shares equal to all or any portion of the number of Ordinary Shares that such undersigned anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of such undersigned’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the Ordinary Shares so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of New Warrant Shares that the Company was required to deliver to such undersigned by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Ordinary Shares on any Trading Day during the period commencing on the date of the delivery by such undersigned to the Company of the applicable New Warrant Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

(i)    Listing of Ordinary Shares. The Company shall apply to list or quote all of the New Warrant Shares on the Nasdaq Capital Market and use its commercially reasonable efforts to promptly secure the listing of all of the New Warrant Shares on the Nasdaq Capital Market.

(j)    Resale Registration Statement.  As soon as practicable (and in any event within ninety (90) calendar days of the date of this letter agreement), the Company shall file a registration statement on Form F-1 providing for the resale by the Holder of the New Warrant Shares issued and issuable upon exercise of the New Warrants; provided that each Holder shall have furnished in writing to the Company such other information regarding itself, the securities held by it and the intended method of disposition of the securities held by it, as shall be reasonably required to effect the registration of such registrable securities. The Company shall use commercially reasonable efforts to cause such registration to become effective on or prior to the 120th calendar day after the date of this letter agreement and to keep such registration statement effective at all times until the earlier of (i) Holder not owning any New Warrants or New Warrant Shares issuable upon exercise thereof and (ii) the New Warrant Shares becoming eligible for resale without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and reasonably acceptable to Holder (assuming that such securities and any securities issuable upon exercise, conversion or exchange of which, or as a dividend upon which, such securities were issued or are issuable, were at no time held by any affiliate of the Company, as reasonably determined by the Company, upon the advice of counsel to the Company.

(k)   Subsequent Equity Sales. From the date hereof until thirty (30) days after the date of this letter agreement, neither the Company nor any subsidiary shall (i) issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of Ordinary Shares or Ordinary Share Equivalents, or (ii) file or amend any registration statement or prospectus, other than as necessary to register or maintain the registration of the securities governed by this letter agreement. Notwithstanding the foregoing, this paragraph shall not apply in respect of an Exempt Issuance (as defined in the SPA between the Company and the Holder).

ANNEX C

Form of New Warrant

[see Exhibit 4.2 to this Report]